Exhibit 3.2(a)

AMENDMENTS

TO

SECOND AMENDED AND RESTATED

BYLAWS

OF

CASEY’S GENERAL STORES, INC.

Pursuant to Minutes of Action by Unanimous Consent of the Board of Directors of Casey’s General Stores, Inc. effective as of July 29, 2011, the Second Amended and Restated Bylaws of Casey’s General Stores, Inc., in the form adopted on June 10, 2009 and amended on May 19, 2011, are hereby amended by deleting present Article II, Sections 6 and 10, and by inserting, in lieu thereof, the following provisions as new Article II, Sections 6 and 10:

Section 6. Quorum. Except as otherwise provided by law or by the Restated Articles, the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote generally, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders.

* * *

Section 10. Voting of Shares. (a) Unless otherwise provided by law or by the Restated Articles, each shareholder of record of the Common Stock of the Corporation shall be entitled at each meeting of shareholders to one vote for each share of such stock, in each case, registered in such shareholder’s name on the books of the Corporation (i) on the date fixed pursuant to Section 6 of Article VI of these By-laws as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or (ii) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) Unless otherwise provided in the Restated Articles, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes for directors unless the Restated Articles so provide. If a quorum exists, action on a matter, other than the election of directors, by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Restated Articles or the Iowa Business Corporation Act require a greater number of affirmative votes.

(c) Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the shareholder voting, or by such shareholder’s proxy, and shall state the number of shares voted.

The foregoing amendments shall be in full force and effect from and after July 29, 2011, the date of the Board of Directors’ approval thereof.

CASEY’S GENERAL STORES, INC.

(SEAL)
	By:	/s/ Brian J. Johnson
Brian J. Johnson, Vice President-Finance and Corporate Secretary